EXHIBIT 10.4

                          Director Compensation Program

Directors of the Company who are also employees of the Company are not compensated for their services as directors or committee members. Directors of the Company who are not also employees receive a fee of $2,000 per month and $2,000 per meeting of the Board, along with reasonable expenses for serving on the Board of Directors. Directors who serve on a committee of the Board of Directors receive an additional fee of $1,000 per committee meeting attended, together with reasonable expenses for attendance at committee meetings. On September 21, 2004, the Company's Directors were each granted 2,500 options to purchase common stock of the Company. The options fully vest in six months from the date of grant.


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